===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No.1)

                                Interliant, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   458742103
                        ------------------------------
                                 (CUSIP Number)

                                August 30, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 458742103                    13G/A                   Page 2 of 4 Pages
         ------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Person
      S.S. OR I.R.S. Identification No. of Above Person
      Mathew D. Wolf
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group*
                                                                (a) [_]
      Not Applicable                                            (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      United States
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              797,690
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               -0-
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                797,690
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          -0-
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      797,690
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* [_]

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
      -0-
--------------------------------------------------------------------------------
12.   Type of Reporting Person
      IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
***SEE ITEM 5 HEREIN

                                                                     Page 3 of 4

Item 1(a).   Name of Issuer:                                                    Interliant, Inc., a Delaware corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:                   Two Manhattanville Road
                                                                                Purchase, New York 10577

Item 2(a).   Name of Person Filing:                                             Mathew D. Wolf

Item 2(b).   Address of Principal Business Office or, if None, Residence:       1001 Fannin, Suite 2000
                                                                                Houston, Texas 77002

Item 2(c).   Citizenship:                                                       U.S.A.

Item 2(d).   Title of Class of Securities:                                      Common Stock, $.01 par value per share

Item 2(e).   CUSIP Number:                                                      458742103

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable, this statement is filed pursuant to Rule 13d-1(c)

Item 4.      OWNERSHIP: See Item 5 below.

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable

Item 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

Item 10.     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Dated: January 23, 2003
                                                /s/ MATHEW D. WOLF
                                              ----------------------------------
                                                Mathew D. Wolf